                      SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

        Name: GLOBAL FINANCIAL SERVICES MASTER TRUST

        Address of Principal Business Office
        (No. & Street, City, State, and Zip Code):

                800 Scudders Mill Road
                Plainsboro, New Jersey 08536

        Telephone Number (including area code): (609) 282-2800

        Name and Address of Agent for Service of Process:

                Terry K. Glenn
                P.O. Box 9011
                Princeton, New Jersey 08543-9011

        Mailing Address:

                P.O. Box 9011
                Princeton, New Jersey 08543-9011

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES [X]                  NO [ ]

                                   SIGNATURES

Form of signature if the Registrant is an investment company having a board of directors.

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Princeton and State of New Jersey on the 18th day of October, 1999.


Signature:              GLOBAL FINANCIAL SERVICES MASTER TRUST

                        By:   /s/ TERRY K. GLENN
                        -------------------------------------------
                              Terry K. Glenn, President

Attest:

                              /s/ DONALD C. BURKE
                        -------------------------------------------
                              Donald C. Burke, Vice President
                              and Treasurer